Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Duddell Street Acquisition Corp. on Amendment No. 1 to Form S-4 of our report dated March 31, 2021, except for the effects of the restatement discussed in Note 2 – Amendment 1, as to which the date is July 26, 2021 and Note 2 – Amendment 2, as to which the date is November 24, 2021, with respect to our audit of the financial statements of Duddell Street Acquisition Corp. as of December 31, 2020 and for the period from August 28, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Boston, MA

January 10, 2022